Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212468 on Form F-10 and Registration Statement Nos. 333-180494, 333-180495 and 333-206162 on Form S-8, and to the use of our reports dated March 22, 2017 relating to the consolidated financial statements of Pan American Silver Corp. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2016.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
March 22, 2017